Filed pursuant to Rule 424(b)(3) of the Securities Act
                                                      Registration No. 333-86890



                           NEWMONT MINING CORPORATION

                        5,054,653 Shares of Common Stock

                             Issuable upon Exercise

                                       of

                                Class B Warrants

                                       of

                  Newmont Mining Corporation of Canada Limited

          (formerly known as Franco-Nevada Mining Corporation Limited)

                           ---------------------------

     This prospectus relates to shares of common stock of Newmont Mining Corporation that may be issued from time to time upon the exercise of outstanding Class B Warrants of Newmont Mining Corporation of Canada Limited (formerly known as Franco-Nevada Mining Corporation Limited), a subsidiary of Newmont Mining Corporation. Each Class B Warrant is exercisable for 2.464 shares of common stock of Newmont Mining Corporation upon surrender of one Warrant and C$100, subject to adjustment. As of October 22, 2003, 2,051,401 Class B Warrants were outstanding. As used in this prospectus, "$" means U.S. dollars and "C$" means Canadian dollars.

     The Newmont Mining Corporation common stock trades on the New York Stock Exchange under the symbol "NEM" and in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol "NEM".

     See "Risk Factors" beginning on page 3 regarding factors you should consider before exercising your Warrants for shares of our common stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated October 31, 2003.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


NEWMONT MINING CORPORATION....................................................3

RISK FACTORS..................................................................3

FORWARD-LOOKING STATEMENTS...................................................12

THE ACQUISITION OF FRANCO-NEVADA.............................................13

USE OF PROCEEDS..............................................................13

DESCRIPTION OF THE WARRANTS..................................................13

DESCRIPTION OF THE NEWMONT MINING CORPORATION CAPITAL STOCK..................14

U.S. FEDERAL INCOME TAX CONSIDERATIONS AS A  REAL PROPERTY

HOLDING CORPORATION..........................................................24

PLAN OF DISTRIBUTION.........................................................24

LEGAL OPINION................................................................25

EXPERTS......................................................................25

WHERE YOU CAN FIND MORE INFORMATION..........................................26

                           NEWMONT MINING CORPORATION

     Newmont Mining Corporation's original predecessor corporation was incorporated in 1921 under the laws of Delaware. On February 13, 2002, at a special meeting of the stockholders of Newmont, stockholders approved adoption of an Agreement and Plan of Merger that provided for a restructuring of Newmont to facilitate the February 2002 acquisitions described below and to create a more flexible corporate structure. Newmont merged with an indirect, wholly-owned subsidiary, which resulted in Newmont becoming a direct wholly-owned subsidiary of a new holding company. The new holding company was renamed Newmont Mining Corporation. There was no impact to the consolidated financial statements of Newmont as a result of this restructuring and former stockholders of Newmont became stockholders of the new holding company. In this prospectus, "Newmont," "we," "our" and "us" refer to Newmont Mining Corporation and/or our affiliates and subsidiaries.

     On February 16, 2002, Newmont completed the acquisition of Franco-Nevada Mining Corporation Limited, a Canadian company, pursuant to a Plan of Arrangement. As a result, Franco-Nevada became a subsidiary of Newmont and subsequently changed its name to Newmont Mining Corporation of Canada Limited. On February 20, 2002, Newmont gained control of Normandy Mining Limited, an Australian company, through an off-market bid for all of the ordinary shares of Normandy. On February 26, 2002, when Newmont's off-market bid for Normandy expired, Newmont had a relevant interest in more than 96% of Normandy's outstanding shares. Subsequently, Newmont exercised its compulsory acquisition rights under Australian law to acquire all of the shares of Normandy.

     We are engaged in the production of gold, the exploration for gold and the acquisition and development of gold properties worldwide. We produce gold from operations in North America, South America, Australia, New Zealand, Indonesia, Uzbekistan and Turkey. We are also engaged in the production of, and exploration for, silver, copper and zinc.

     Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203 and our telephone number is (303) 863-7414.

                                  RISK FACTORS

     Investment in our securities is subject to risks and uncertainties.

     Every investor or potential investor in Newmont should carefully consider the risks that are set forth below, which have been separated into two groups:

     -   risks related to the gold mining industry generally; and

     -   risks related to our operations.

     Other risks may be subsequently identified and the risk factors set forth below may be modified or updated in documents that we file subsequent to the date of this prospectus with the SEC which are incorporated by reference into this prospectus, as described in "Where You Can Find More Information."

Risks Related to the Gold Mining Industry Generally

     A Substantial or Extended Decline in Gold Prices Would Have a Material Adverse Effect on Newmont

     Our business is extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

     -   sales or leasing of gold by governments and central banks;

     -   a low rate of inflation and a strong U.S. dollar;

     -   global and regional recession or reduced economic activity;

     -   speculative trading;

     -   decreased perception of geopolitical or economic risk;

     - decreased demand for gold for industrial uses, use in jewelry, and investment;

     - high supply of gold from production, disinvestment, and scrap and hedging;

     - sales by gold producers in forward transactions and other hedging transactions; and

     - devaluing local currencies (relative to gold priced in U.S. dollars) leading to lower production costs and higher production in certain major gold-producing regions.

     Any drop in the price of gold adversely impacts our revenues, profits and cash flows, particularly in light of our "no-hedging" philosophy. We have recorded asset writedowns in recent years as a result of a sustained period of low gold prices. We may experience additional asset impairments as a result of low gold prices in the future.

     In addition, sustained low gold prices can:

     - reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price;

     -   halt or delay the development of new projects;

     - reduce funds available for exploration, with the result that depleted reserves are not replaced; and

     - reduce existing reserves, by removing ores from reserves that cannot be economically mined or treated at prevailing prices.

     Also see the discussion of "Gold Price" in Item 1, "Business" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Gold Producers Must Continually Obtain Additional Reserves

     Gold producers must continually replace gold reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order for gold producers to maintain production levels over the long term. Gold exploration is highly speculative in nature, involves many risks and frequently is unproductive. No assurances can be given that any of our new or ongoing exploration programs will result in new mineral producing operations. Once mineralization is discovered, it may take many years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. As a result, reserves may decline as gold is produced if they are not adequately replaced.

     Estimates of Proven and Probable Reserves are Uncertain

     Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Gold producers use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, comparable facility, equipment, and operating costs, and other factors. Actual cash operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

     Increased Costs Could Affect Profitability

     The total cash costs at any particular mining location are frequently subject to great variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and mining activities in response to the physical shape and location of the ore body. In addition, cash costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any one location could have a significant effect on our profitability.

     Mining Accidents or Other Adverse Events at a Mining Location Could Reduce Our Production Levels

     At any of our operations, production may fall below historic or estimated levels as a result of mining accidents such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected.

     The Use of Hedging Instruments May Prevent Gains Being Realized from Subsequent Price Increases

     Consistent with our "no-hedging" philosophy, we do not intend to enter into new material gold hedging positions and we intend to decrease our hedge positions over time by opportunistically delivering gold into our existing hedge contracts, and by seeking to unwind our hedge positions when economically attractive. Nonetheless, we currently have gold hedging positions. If the gold price rises above the price at which future production has been committed under these hedge instruments, we will have an opportunity loss. However, if the gold price falls below that committed price, our revenues will be protected to the extent of such committed production. In addition, we may experience losses if a hedge counterparty defaults under a contract when the contract price exceeds the gold price.

     For a more detailed description of our hedge positions, see the discussion in "Hedging" in Item 7A, "Quantitative and Qualitative Disclosures About Market Risks" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Currency Fluctuations May Affect the Costs that Newmont Incurs

     Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the costs of gold production in U.S. dollar terms at mines located outside the United States, making such mines less profitable. The currencies which primarily impact our results of operations are the Canadian and Australian dollars.

     During 2002, the Canadian and Australian dollars strengthened by an average of 1% and 5%, respectively, against the U.S. dollar. This increased U.S. dollar reported operating costs in Canada and Australia by approximately $1.0 million and $18.3 million, respectively.

     For a more detailed description of how currency exchange rates may affect costs, see the discussion in "Foreign Currency Exchange Rates" in Item 7, "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Gold Mining Companies are Subject to Extensive Environmental Laws and Regulations

     Our exploration, mining and processing operations are regulated in all countries in which we operate under various federal, state, provincial and local laws and regulations relating to the protection of the environment, which generally include air and water quality, hazardous waste management and reclamation. Furthermore, these laws and regulations are continually changing and are generally becoming more restrictive. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but we cannot predict the amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. The regulatory environment in which we operate could change in ways that would substantially increase our costs to achieve compliance. Delays in obtaining or failure to obtain government permits and approvals or significant changes in regulation could have a material adverse effect on our operations or financial position.

     In addition, we are involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. We cannot predict the ultimate resolution of these matters and we may not have sufficient reserves to cover any liabilities.

     For additional information on our potential environmental liabilities, see the notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for our most recently completed fiscal year and any subsequent Quarterly Report on Form 10-Q for our most recently completed fiscal quarter.

Risks Related to Newmont Operations

     Certain Factors Outside of Our Control May Affect Our Ability to Support the Carrying Value of Goodwill

     At December 31, 2002, the carrying value of our goodwill was approximately $3.0 billion or 30% of our total assets. Such goodwill has been assigned to our Merchant Banking Segment ($1.6 billion) and Exploration Segment ($1.1 billion), and to various mine site reporting units ($300 million in the aggregate). As further described in our Annual Report on Form 10-K for our most recently completed fiscal year under "Critical Accounting Policies" in Item 7, "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and in Note 3 to the Consolidated Financial Statements, this goodwill arose in connection with our February 15, 2002 acquisition of Normandy and Franco-Nevada, and it represents the excess of the aggregate purchase price over the fair value of the identifiable net assets of Normandy and Franco-Nevada as measured at February 15, 2002. Such goodwill was assigned to reporting units based on independent appraisals performed by Behre Dolbear & Company, Inc., a mineral industry consulting firm ("Behre Dolbear"). We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. This evaluation involves a comparison of the fair value of our reporting units to their carrying values. The fair values of the applicable reporting units are based in part on certain factors that may be partially or completely outside of our control, such as the investing environment, the discovery of proven and probable reserves, commodity prices and other factors. In addition, we may not be able to easily replicate some of the assumptions underlying the Merchant Banking and Exploration Segment February 15, 2002 appraisals, even though these assumptions were based on historical experience and we consider these assumptions to be reasonable under the circumstances. With respect to the Merchant Banking Segment, these assumptions included (i) an initial investment of

$300 million; (ii) additional annual investments of $50 million commencing in year two (2003) of a seven-year time horizon; (iii) an average long-term after-tax return of 37.3%; (iv) the immediate reinvestment of average annual returns; and (v) discount rates ranging from 8% to 9%. With respect to the Exploration Segment, these assumptions included (i) 1.6 million recoverable ounces of additions to proven and probable reserves through new discoveries in the first year following the acquisition; (ii) an annual growth rate for such reserve additions of 23.1% over a ten-year period; (iii) a fair value for each recoverable ounce of reserve additions of approximately $58; and (iv) a discount rate of 15%.

     Our assumptions set forth above are subject to risks and uncertainties. In the absence of any mitigating valuation factors, our failure to achieve one or more of the February 15, 2002 appraisal assumptions will over time result in an impairment charge. Accordingly, we cannot give you any assurance that significant non-cash impairment losses will not be recorded in the future due to possible declines in the fair values of our reporting units. For a more detailed description of the estimates, assumptions and related risks involved in assessing the recoverability of the carrying value of goodwill, see the discussion under "Critical Accounting Policies" in Item 7, "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Our Level of Indebtedness May Affect Our Business

     As a result of our acquisitions, our level of indebtedness has increased, although net indebtedness is a smaller percentage of our total capitalization than it was prior to the acquisitions. As of September 30, 2003, our debt was $1.4 billion. This level of indebtedness could have important consequences for our operations, including:

     - We may need to use a large portion of our cash flow to repay principal and pay interest on our debt, which will reduce the amount of funds available to finance our operations and other business activities;

     - Our debt level may make us vulnerable to economic downturns and adverse developments in our businesses and markets; and

     - Our debt level may limit our ability to pursue other business opportunities, borrow money for operations or capital expenditures in the future or implement our business strategy.

     We expect to obtain the funds to pay our expenses and to pay principal and interest on our debt by utilizing cash flow from operations. Our ability to meet these payment obligations will depend on our future financial performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate. We cannot be certain that our future cash flow from operations will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If cash flow from operations is insufficient, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or issue additional equity. We cannot be sure that we will be able to do so on commercially reasonable terms, if at all.

     Our Operations Outside North America and Australia are Subject to the Risks of Doing Business Abroad

     Exploration, development and production activities outside of North America and Australia are potentially subject to political and economic risks, including:

     -   cancellation or renegotiation of contracts;

     - disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

     -   changes in foreign laws or regulations;

     -   changes in tax laws;

     - royalty and tax increases or claims by governmental entities, including retroactive claims;

     -   expropriation or nationalization of property;

     -   currency fluctuations (particularly in countries with high inflation);

     -   foreign exchange controls;

     - restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

     - import and export regulations, including restrictions on the export of gold;

     -   restrictions on the ability to pay dividends offshore;

     -   environmental controls;

     - risks of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism; and

     - other risks arising out of foreign sovereignty over the areas in which our operations are conducted.

     Consequently, our exploration, development, and production activities outside of North America and Australia may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia or may not be successful in subjecting persons to the jurisdiction of the courts in North America or Australia, which could adversely affect the outcome of a dispute.

     We have substantial investments in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence, changes in national leadership, and the secession of East Timor, one of its former provinces. Despite democratic elections in 1999, a change in government occurred in late July 2001, and civil unrest, independence movements, and tensions between the civilian government and the military continue. These problems heighten the risk of abrupt changes in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, or expropriation of assets. If this were to occur with respect to our Contracts of Work, our financial condition and results of operations could be materially adversely affected.

     During the last two years, Minera Yanacocha, of which we own a 51.35% interest, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the city of Cajamarca in Peru. We cannot predict whether these incidents will continue, nor can we predict the government's continuing positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation. The continuation or intensification of protests or a change in prior governmental positions could adversely affect our operations in Peru.

     Recent violence reportedly committed by radical elements in Indonesia and other countries, and the presence of U.S. forces in Iraq and Afghanistan may increase the risk that operations owned by U.S. companies will be the target of further violence. If any of our operations were so targeted, it could have an adverse effect on our business.

     Remediation Costs for Federal Superfund Law Liabilities May Exceed the Provisions We Have Made

     We have conducted extensive work at two inactive sites in the United States. At one of these sites, remediation requirements have not been finally determined, and, therefore, the final cost cannot be estimated. At a third site in the United States, an inactive uranium mine and mill formerly operated by one of our subsidiaries, remediation work at the mill is ongoing, but remediation at the mine is subject to dispute and has not yet commenced. The environmental standards that may ultimately be imposed at this site as a whole remain uncertain and there is a risk that the costs of remediation may exceed the provision our subsidiary has made for such remediation by a material amount.

     Whenever a previously unrecognized remediation liability becomes known or a previously estimated cost is increased, the amount of that liability or additional cost is expensed and this can materially reduce net income in that period.

     Occurrence of Events for Which We are Not Insured May Affect Our Cash Flow and Overall Profitability

     We maintain insurance to protect ourselves against certain risks related to our operations. This insurance is maintained in amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crisis are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation and a unilateral modification of concessions and contracts. We do not maintain insurance against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

     Our Business Depends on Good Relations with Our Employees

     We may experience difficulties in integrating labor policies, practices, and strategies with our acquired subsidiaries. In addition, problems with or changes affecting employees of one subsidiary may affect relations with employees of other subsidiaries.

     At December 31, 2002, unions represented approximately 37% of our worldwide work force. On that date, we had 958 employees at our Carlin, Nevada operations, 244 employees in Canada at our Golden Giant operation, 3,446 employees in Indonesia at our Batu Hijau operations, 47 employees in New Zealand at our Martha operation, 351 employees in Bolivia at our Kori Kollo operation, and 494 employees in Australia at our Golden Grove, Pajingo, Tanami and Yandal operations combined, working under a collective bargaining agreement or similar labor agreement.

     Currently there are labor agreements in effect for all of these workers except those in Carlin, Nevada. The Operating Engineers Local Union No. 3 of the International Union of Operating Engineers, AFL-CIO is the bargaining agent for these employees. The Carlin labor agreement expired on September 30, 2002. We are currently in negotiations with the union to reach an acceptable contract, but also have developed contingency plans in case of a work stoppage or strike. We cannot predict when or if we will reach an agreement with the union. If no such agreement is reached or if the negotiations take an excessive amount of time, there may be a heightened risk of a prolonged work stoppage.

     Our Earnings also Could be Affected by the Prices for Other Commodities

     Our revenues and earnings also could be affected by the prices of other commodities such as copper and zinc, although to a lesser extent than by the price of gold. The prices of copper and zinc are affected by numerous factors beyond our control. For more information, see the discussion under "Copper and Zinc" in Item 1, "Business" and the discussion under Item 2, "Properties" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Title to Some of Our Properties May Be Defective or Challenged

     Although we have conducted title reviews of our properties, title review does not necessarily preclude third parties from challenging our title. While we believe that we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. In addition, some of our Australian properties could be subject to native title or traditional landowner claims, but these claims would not deprive us of the properties. For information regarding native title or traditional landowner claims, see the discussion under the Australia section of Item 2, "Properties" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     We Compete With Other Mining Companies

     We compete with other mining companies to attract and retain key executives and other employees with technical skills and experience in the mining industry. We also compete with other mining companies for rights to mine properties containing gold and other minerals. There can be no assurance that we will continue to attract and retain skilled and experience employees, or to acquire additional rights to mine properties.

     Our Anti-Takeover Provisions Could Limit Amounts Offered in a Takeover

     Article Ninth of our certificate of incorporation and our rights agreement may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management. Article Ninth of our certificate of incorporation requires us to obtain the approval of holders of 80% of all classes of our capital stock who are entitled to vote in the election of directors, voting together as one class, to enter into certain types of transactions generally associated with takeovers, unless our Board of Directors approves the transaction before the other corporation, entity or person acquires 10% or more of our outstanding shares. In addition, the Board has declared a dividend of one preferred share purchase right for each outstanding share of our common stock under a rights agreement, dated as of February 13, 2002, between Newmont and Mellon Investor Services LLC, as the rights agent. The rights agreement, in effect, imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of the Board. While the anti-takeover provisions protect stockholders from coercive or otherwise unfair takeover tactics, they may also limit the premium over market price available to holders of common stock in a takeover situation.

                           FORWARD-LOOKING STATEMENTS

     Some statements contained in this prospectus (including information incorporated by reference) are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provided for under those sections. Our forward-looking statements include estimates of future production, capital expenditures and other costs and expenses, reserve estimates, projected acquisition synergies and the other statements set forth under "Forward-

Looking Statements" in Item 1, "Business" of our Annual Report on Form 10-K for our most recently completed fiscal year, which is incorporated by reference into this prospectus.

     Our forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements include gold and other commodity prices, currency fluctuations, higher than anticipated production costs, potential environmental liabilities, uncertainty in proven and probable gold reserves and political and economic risks in the countries in which we operate, as well as the other factors described in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for our most recently completed fiscal year, which is incorporated by reference into this prospectus and "Risk Factors" above in this prospectus. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.

     We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of the document, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

                        THE ACQUISITION OF FRANCO-NEVADA

     On February 16, 2002, we completed our acquisition of Franco-Nevada Mining Corporation of Canada Limited pursuant to an arrangement agreement, dated as of November 14, 2001. Pursuant to the arrangement agreement, each Franco-Nevada common shareholder received in exchange for each Franco-Nevada common share either: (1) 0.80 of an exchangeable share of Franco-Nevada (exchangeable for Newmont common stock) or (2) 0.80 of a share of Newmont common stock. Franco-Nevada became a subsidiary of Newmont and subsequently changed its name to Newmont Mining Corporation of Canada Limited.

                                 USE OF PROCEEDS

     The shares of common stock will be issued to holders of the Class B Warrants upon exercise of those Warrants and payment of the relevant exercise price. Newmont Mining Corporation of Canada Limited will receive the exercise price paid in connection with each exercise of the Class B Warrants and will use the aggregate proceeds for general corporate purposes.

                           DESCRIPTION OF THE WARRANTS

     The following is a summary of the terms of the Warrants relating to the exercise rights of those Warrants, as well as other material terms of the Warrants. For additional information regarding the Warrants, please refer to the warrant agreements under which the Warrants were issued. Copies of the warrant agreements can be obtained from Newmont.

     The Class B Warrants were issued pursuant to the warrant agreements dated as of November 12, 1993 and January 8, 1999, as amended and supplemented, each between Euro-Nevada Mining Corporation Limited and Computershare Trust Company of Canada (formerly

Montreal Trust Company of Canada), as agent. As of October 22, 2003, 2,051,401 Class B Warrants were outstanding.

     As a result of our acquisition of Franco-Nevada, the Warrants are exercisable at any time into shares of our common stock. Each Class B Warrant is exercisable for 2.464 shares of our common stock upon surrender of one Warrant and C$100, subject to adjustment. The Warrants may be exercised at any time. The Class B Warrants expire on November 12, 2003.

                  DESCRIPTION OF THE NEWMONT MINING CORPORATION
                                  CAPITAL STOCK

     Your rights as a stockholder of Newmont will be governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock. For additional information regarding our capital stock, please refer to the applicable provisions of Delaware law, our certificate of incorporation and by-laws and the rights agreement, dated as of February 13, 2002, between us and Mellon Investor Services LLC, as rights agent, relating to rights to purchase shares of our series A junior participating preferred stock. Copies of our certificate of incorporation, our by-laws and our rights agreement are exhibits to the registration statement of which this prospectus is a part.

     As of October 22, 2003, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

- 5,000,000 shares of preferred stock, par value $5.00 per share, of which one share of special voting stock was outstanding; and

- 750,000,000 shares of common stock, par value $1.60 per share, of which (1) 365,960,090 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of common stock of Newmont on a ten-for-one basis, and (2) 43,357,329 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited (formerly known as Franco-Nevada Mining Corporation Limited) which were issued in connection with our acquisition of Franco-Nevada, have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

     The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding shares of the exchangeable shares.

Common Stock

     The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our certificate of incorporation, our by-laws and the applicable provisions of Delaware law.

Dividend Rights

     Holders of our common stock may receive dividends when, as and if declared by our Board out of funds of Newmont legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

     As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Currently, we pay dividends on our common stock each quarter. The determination of the amount and timing of future dividends will be made by our Board of Directors from time to time and will depend on our future earnings, capital requirements, financial conditions and other relevant factors.

Voting and Other Rights

     Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

     Holders of shares of our special voting share are entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote. The holders of record of a majority of the outstanding shares of our capital stock entitled to vote at the meeting of our stockholders must be present in person or represented by proxy at the meeting in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, "shares of our capital stock" includes shares of our common stock (including shares represented by Australian CHESS depositary interests), as well as the maximum number of shares of our common stock that the holder of the special voting share is entitled to vote at the meeting on behalf of the holders of the outstanding exchangeable shares. For additional information regarding our special voting share, please see the discussion in "-- Special Voting Stock" beginning on page 9 of this prospectus.

     Special meetings of our stockholders may be called by our Board of Directors or by the Chairman of the Board or by our President, and will be called by the Chairman of the Board or by our President or Secretary upon a written request stating the purposes of the proposed meeting and signed by a majority of our Board of Directors or stockholders owning at least 25% of our outstanding capital stock entitled to vote at the meeting.

     Written notice of a meeting of our stockholders is given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is held, to each stockholder of record entitled to vote at the meeting. The notice must state the time, place and purposes of the meeting. In the event of a special meeting called upon the written request of our stockholders, the notice will describe any business set forth in the statement of purpose in the written stockholder request, as well as any additional business that our Board of Directors proposes to be conducted at the meeting. If mailed, the notice will be sent to our stockholders at their respective addresses appearing on our stock records or to such other addresses as they may designate in writing, and will be deemed given when mailed. A waiver of any notice, signed by a stockholder before or after the time for the meeting, will be deemed equivalent to that stockholder having received the notice.

     Our Board of Directors is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

     In the event of any liquidation, dissolution or winding up of Newmont, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont, all holders of exchangeable shares would be become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

     Newmont common stock is not redeemable or convertible.

Preferred Share Purchase Rights

     Each issued share of our common stock includes a preferred stock purchase right. See "Anti-Takeover Provisions - Stockholders Rights Plan" below.

Other Provisions

     All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any securities of Newmont.

Listing

     Our common stock trades on the New York Stock Exchange under the symbol "NEM." ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for the common stock.

     Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol "NEM".

Newmont CDIs

     The Newmont Australian CHESS depositary interests (the "CDIs") are units of beneficial ownership in our common stock held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) ("CDN"), a wholly owned subsidiary of the Australian Stock Exchange Limited

(ACN 008624691). The Newmont CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend Newmont stockholders' meeting. The Newmont CDIs are convertible at the option of the holders into our common stock on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock - General

     Our preferred stock is issuable in series. Our Board has the power to fix various terms for each series of preferred stock, including the following:

     -   voting powers,

     -   designations,

     -   preferences,

     -   the relative participating and option or other rights,

     -   qualifications, and

     -   limitations and restrictions.

     A description of our outstanding preferred stock is set forth below.

Special Voting Stock

     The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. For additional information regarding our special voting stock, please refer to the certificate of designations setting forth the terms of the special voting stock. The certificate of designations is an exhibit to the registration statement of which this prospectus is a part.

     Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Mining Corporation of Canada Limited, formerly known as Franco-Nevada Mining Corporation Limited ("Newmont Canada"). The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. Upon the unanimous approval of Newmont's Board of Directors, Newmont Canada may from time to time issue additional exchangeable shares. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect Newmont.

Ranking

     With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of capital stock of Newmont.

Dividend Rights

     The special voting share is not entitled to receive dividends.

     Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our Board of Directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

     Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to Newmont on which our stockholders are entitled to vote.

     The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

     So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

          (1) without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

          - issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

          - issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

          - issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or (b) rights, options, warrants or other assets other than those referred to above;

          - subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

          - reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

          - reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

          (2) in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our Board, or is otherwise effected or to be effected with the consent or approval of the our Board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

     In the event of the liquidation, dissolution or winding-up of Newmont, (1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

     In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

     The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person are outstanding, the special voting share will automatically be redeemed for $0.001.

     Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

     On or at any time after the seventh anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada's obligation to redeem the exchangeable shares will terminate.

Listing

     The exchangeable shares are listed on the Toronto Stock Exchange under the symbol "NMC".

Anti-Takeover Provisions

     Article Ninth of our certificate of incorporation and our rights agreement may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

Approval of Various Mergers, Consolidations, Sales and Leases

     Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

     - a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

     - the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

     - any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

However, Article Ninth does not apply to any transaction if:

     - our Board approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

     - we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

     Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

Stockholders Rights Plan

     On January 30, 2002, our Board declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on February 15, 2002 to the stockholders of record on February 15, 2002. The rights were issued pursuant to the terms of the Rights Agreement, dated as of February 13, 2002 between Newmont and Mellon Investor Services LLC, as the rights agent.

     Our Board has adopted this rights agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our Board of Directors. The rights agreement should not interfere with any merger or other business combination approved by our Board.

     The following is a summary description of our rights agreement and should be read together with the entire rights agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

     The Rights. Our Board authorized the issuance of a right with respect to each share of common stock outstanding on February 15, 2002. The rights initially trade with, and are inseparable from, shares of our common stock. The rights are evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of our common stock that we issue after February 15, 2002 until the Distribution Date described below.

     Exercise Price. Each right allows its holder to purchase from Newmont one one-thousandth of a share of Series A Junior Participating Preferred Stock ("preferred share") for $100, once the rights become exercisable. This portion of a preferred share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock. Prior to exercise, the right does not give its holder any dividend, voting or liquidation rights.

     Exercisability. The rights are not exercisable until:

          - 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier, or

          - 10 business days (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

     We refer to the date when the rights become exercisable as the "Distribution Date." Until that date, the common stock certificates also evidence the rights, and any transfer of shares of common stock constitutes a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an Acquiring Person are void and may not be exercised.

     Our Board may reduce the threshold at which a person or group becomes an Acquiring Person from 15% to not less than 10% of the outstanding common stock.

     Consequences of a Person or Group Becoming an Acquiring Person.

          - Flip In. If a person or group becomes an Acquiring Person, all holders of rights except the Acquiring Person may, for $100, purchase shares of our common stock prior to the acquisition.

          - Flip On. If we are later acquired in a merger of similar transaction after the Distribution Date, all holders of rights except the Acquiring Person may, for $100, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation's stock, prior to the merger.

     Preferred Share Provisions. Each one one-thousandth of a preferred share, if issued:

          -    will not be redeemable;

          - will entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

          - will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater;

          -    will have the same voting power as one share of common stock; and

          - if shares of our common stock are exchanged by merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

     The value of one one-thousandth interest in a preferred share should approximate the value of one share of common stock.

     Expiration. The rights will expire on February 13, 2012.

     Redemption. Our Board of Directors may redeem the rights for $0.001 per right at any time before any person or group becomes an Acquiring Person. If our Board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

     Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the Acquiring Person.

     Anti-Dilution Provisions. Our Board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the purchase price of less than 1% will be made.

     Amendments. The terms of the rights agreement may be amended by our Board without the consent of the holders of the rights. However, our Board may not amend the rights agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of our outstanding common stock. In addition, the Board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that the person or group already owns. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the rights.

                   U.S. FEDERAL INCOME TAX CONSIDERATIONS AS A
                        REAL PROPERTY HOLDING CORPORATION

     We believe that we may be considered a U.S. real property holding corporation within the meaning of the Internal Revenue Code of 1986, as amended, or the Code, although we are still analyzing the impact of the acquisitions of Franco-Nevada Mining Corporation Limited and Normandy Mining Limited. If we are considered a U.S. real property holding corporation, even if you are not a U.S. person as defined in the Code and lack other connections with the United States, you may be subject to a tax on any gain realized on the disposition of shares of our common stock acquired by you upon exercise of any Warrants if at the time of the disposition our common stock is not regularly traded on an established securities market. This tax, however, would not apply to a disposition of shares held by you solely as a creditor. You also may be subject to a withholding tax on the proceeds from the disposition of the shares of our common stock. Currently, our common stock is regularly traded on an established securities market and, therefore, the tax and the withholding tax described above would not apply to a disposition of shares, except as provided below. The tax described above would apply to the disposition by you of shares of our common stock even though our common stock is regularly traded on an established securities market if you are a non-U.S. person who actually or constructively beneficially owns more than 5% of the total fair market value of all our outstanding common stock at any time during the five year period immediately preceding the disposition. The withholding tax described above, however, would not apply to the disposition, except in certain circumstances.

     We urge you to consult your own tax advisors regarding the U.S. federal tax consequences of an investment in our common stock, as well as the tax consequences under any state, local or foreign tax laws.

                              PLAN OF DISTRIBUTION

     We are registering by this prospectus shares of our common stock (and associated preferred stock purchase rights) for issuance to holders of the Warrants described above upon exercise of those warrants as provided in the relevant warrant agreements.

                                  LEGAL OPINION

     White & Case LLP will issue for us an opinion about the legality of the shares of common stock that may be offered by this prospectus.

                                     EXPERTS

     The financial statements of Newmont Mining Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Newmont Mining Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to various restatements described in
Note 23 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Nusa Tengarra Partnership V.O.F., an equity investee of Newmont, incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Nusa Tengarra Partnership V.O.F. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to various restatements in Note 16 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited consolidated financial statements of Franco-Nevada Mining Corporation Limited (now Newmont Mining Corporation of Canada Limited) as of March 31, 2001 and 2000 and for each of the three years ended March 31, 2001, incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed on April 15, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Normandy Mining Limited (now Newmont Australia Limited) as of June 30, 2001 and 2000 and for the years then ended, incorporated in this prospectus by reference to Amendment No. 2 to the Current Report on Form 8-K/A filed by Newmont Mining Corporation on April 15, 2003 have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the reconciliation to accounting principles generally accepted in the United States of America in Note 40, as discussed in
Note 41), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Behre Dolbear & Company, Inc., a mineral industry consulting firm, performed an independent appraisal of goodwill assigned to our reporting units in connection with the February 2002 acquisitions of Franco-Nevada Mining Corporation Limited (now Newmont Mining Corporation of Canada Limited) and Normandy Mining Limited (now Newmont Australia Limited). The financial statements of Newmont incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the appraisal of Behre Dolbear & Company, Inc., given on the authority of said firm as experts in mining industry appraisals.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC's web site at http://www.sec.gov. The information on our web site is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 2002 (as amended by an Annual Report on Form 10-K/A filed on October 24, 2003);

     - Annual Report on Form 10-K/A for the year ended December 31, 2001 filed on March 20, 2003;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 20, 2003 (each as amended by Quarterly Reports on Form 10-Q/A filed on October 24, 2003);

     - Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 each filed on April 11, 2003;

     - Current Reports on Form 8-K filed on March 28, 2003, April 22, 2003, May 7, 2003, July 31, 2003 and October 29, 2003;

     - Current Report on Form 8-K/A filed on April 15, 2003 amending Current Report on Form 8-K filed on March 1, 2002 and subsequently amended on April 16, 2002; and

     - The description of our common stock contained in our registration statement on Form 8-A for our common stock filed under the Securities Exchange Act of 1934 including any amendment or report filed for the purpose of updating that description.

     You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

         Newmont Mining Corporation
         1700 Lincoln Street
         Denver, Colorado  80203
         Attn:  Office of the Secretary
         (303) 863-7414

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.